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                                                                     EXHIBIT 28A

                            NOTICE OF STOCK OPTION
                             GRANTED JUNE 4, 1995
                               ("Grant Notice")

To Floyd Hall:

        You are hereby granted a Nonqualified Stock Option to purchase 950,000 shares of Common Stock of Kmart Corporation (the "Company") at $12.75 per shares.

        1. Subject to the provisions of Paragraphs 3 and 4 below, this option shall become vested and exercisable on June 4, 1998.

        2. This option, unless sooner terminated or exercised in full, shall expire on June 3, 2005.

        3. If your employment is terminated prior to June 4, 1998 without Cause or there is a Constructive Termination Without Cause (as such capitalized terms are defined in the employment agreement dated as of June 4, 1995 between the Company and you (the "Employment Agreement")), this option shall immediately become vested and exercisable in full and shall continue to be exercisable until its scheduled expiration date under Paragraph 2 above or, if sooner, its exercise in full. If your employment is terminated prior to June
4, 1998 due to death or Disability (as such capitalized term is defined in the Employment Agreement), this option shall immediately become vested and exercisable in full and shall continue to be exercisable until the third anniversary of such termination, at which time it shall terminate. If your employment is terminated prior to June 4, 1998 pursuant to Section 10(c) or 10(f) of the Employment Agreement, this option shall be immediately forfeited. Termination of your employment for any reason on or after June 4, 1998 shall not affect this option. Notwithstanding anything to the contrary in this Paragraph 3, if you violate the provisions of Section 11 of the Employment Agreement prior to June 4, 1998, this option shall be immediately forfeited.

        4. In the event of a Change in Control (as defined in the Employment Agreement), this option shall immediately become vested and exercisable in full and shall continue to be exercisable until its scheduled expiration date under Paragraph 2 above or, if sooner, its exercise in full. Termination of your employment for any reason following such Change in Control shall not affect this option.

        5. The option price for the shares for which this option is exercised by you shall be paid by you, on the date the option is exercised, in cash, in shares of Common Stock owned by you or a combination of the foregoing. Any share of Common Stock delivered in payment of the option price shall be valued at its "fair market value." For purposes of this paragraph, "fair market value" shall mean the average of the high and low prices of the Common Stock on the New York Stock Exchange on the date of exercise. If the Common Stock is not traded on such date, then such average of the high and low prices on the immediately preceding date on which Common Stock is traded shall be used.

        6. This option shall not be treated as an incentive stock option under the Internal Revenue Code.

        7. This option shall be exercisable during your lifetime only by you in accordance with the terms of the Plan and shall not be assignable or transferable except by will or the laws of descent and distribution. If you die or become disabled, any shares issuable upon exercise of this option shall in the case of death be issued to the legal representative of your estate, and may in the case of disability be issued to your legal representative or guardian.
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The Committee may require an indemnity and/or such evidence or other assurances as it may deem necessary prior to such issuance.

        8. The obligation of the Company to sell and deliver any stock under this option is specifically subject to all applicable laws, rules, regulations and required governmental approvals. The Company shall use its reasonable best efforts to obtain such approvals as promptly as practicable.

        9. If the number of outstanding shares of Common Stock shall, at any time, be increased or decreased or changed or converted into cash or other property as a result of (a) any subdivision or consolidation of shares, stock dividend, stock split, recapitalization, reclassification or similar capital adjustment or (b) any combination, exchange of shares or similar event arising from the Company's participation in any corporate merger, consolidation or similar transaction in which the Company is the surviving entity and is not substantially or completely liquidated, the number and kind of shares with respect to which this option may thereafter be exercised and the exercise price shall be appropriately adjusted. Any fractional shares resulting from such adjustments shall be disregarded.

        10. Prior to June 4, 1998 (or if this option becomes exercisable prior to that date, then as promptly as practicable thereafter), the Company shall file a registration statement on Form S-3 (or any successor form) with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act") covering your resale of the shares issuable upon exercise of this option and shall use its best efforts to cause such registration statement to become effective as promptly as practicable and to maintain such effectiveness until (a) two years following the exercise of this option in full, (b) the sale by you of all the shares issuable upon exercise of this option (or, if this option shall have expired, the sale by you of all the shares issued upon exercise of this option) or (c) the expiration of this option without its having been exercised, whichever is the earliest to occur. Prior to selling any shares pursuant to such registration statement, you shall consult with the Company as to whether there has been any material development with respect to the Company that has not yet been reflected in such registra-tion statement or the filings incorporated by such registration statement. If in the Company's good faith judgment such a material development has occurred and has not been so reflected, you shall refrain from any sales until the Company has appropriately amended such registration statement, which the Company shall do as soon as reasonably practicable in light of all the circumstances. If you request registration or qualification of such shares under any state blue sky law, the Company shall accomplish any such registra-tion or qualification reasonably requested by you as promptly as practicable. The Company shall indemnify you and any underwriter of the shares against any cost or expense arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor form) with the SEC under the 1933 Act covering the issuance of the shares issuable upon exercise of this option and to maintain the effectiveness of such registration statement until this option is exercised in full or expires. To the extent the Company does so, the preceding provisions of this Paragraph 10 relating to a registration statement on Form S-3 shall not be applicable.

        11. Any notice by you to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to you shall be in writing and shall be deemed duly given if mailed to you at the address last specified to the Company by you.





















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        12.  The validity and construction of this Grant Notice shall be governed by the laws of the State of Michigan without reference to principles of conflict of laws.



                                   Kmart Corporation



                                   By:              A.N. PALIZZI
                                       -----------------------------------------
                                         A.N. PALIZZI, EXECUTIVE VICE PRESIDENT

Accepted and agreed:


   FLOYD HALL
-------------------
   Floyd Hall